                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4 )

                                   Genrad Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of class of securities)

                                    372447102
                                 (CUSIP number)

Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.  372447102                13G                        Page 2 of 8 Pages
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   1  NAME OF REPORTING PERSONS
      S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                         Morgan Stanley, Dean Witter, Discover & Co.
                         IRS # 39-314-5972
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   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) /  /
                                                      (b) /  /
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   3  SEC USE ONLY

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   4  CITIZENSHIP OR PLACE OF ORGANIZATION
                         The state of organization is Delaware.
--------------------------------------------------------------------------------
         NUMBER OF         5       SOLE VOTING POWER
           SHARES                                0
                        --------------------------------------------------------
        BENEFICIALLY       6       SHARED VOTING POWER
          OWNED BY                       2,637,613
                        --------------------------------------------------------
            EACH           7       SOLE DISPOSITIVE POWER
         REPORTING                               0
                        --------------------------------------------------------
        PERSON WITH        8       SHARED DISPOSITIVE POWER
                                         2,782,813
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         2,782,813
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             10.20%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
                         IA, CO
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.  372447102                 13G                       Page 3 of 8 Pages
-----------------------                                        -----------------

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  1  NAME OF REPORTING PERSONS
     S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                   Morgan Stanley Asset Management Limited
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a) /  /
                                                (b) /  /
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
                   Organized under the Laws of England
--------------------------------------------------------------------------------
       NUMBER OF         5       SOLE VOTING POWER
        SHARES                                  0
                      ----------------------------------------------------------
     BENEFICIALLY        6       SHARED VOTING POWER
       OWNED BY                         2,464,718
                      ----------------------------------------------------------
         EACH            7       SOLE DISPOSITIVE POWER
       REPORTING                                0
                      ----------------------------------------------------------
      PERSON WITH        8       SHARED DISPOSITIVE POWER
                                        2,608,418
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   2,608,418
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       9.56%
--------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON*
                   IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.   372447102                 13G                      Page 4 of 8 Pages
-----------------------                                        -----------------

   Item 1 (a)               Name  of  Issuer
-----------------           ----------------------------------------------------

                            Genrad Inc.

   Item 1 (b)               Address of issuer's principal executive offices
-----------------           ----------------------------------------------------

                            300 Baker Avenue
                            Concord, MA 01742

   Item 2 (a)               Name  of  person  filing
-----------------           ----------------------------------------------------

                       (a)  Morgan  Stanley, Dean Witter, Discover & Co.
                       (b)  Morgan Stanley Asset Management Limited

   Item 2 (b)               Principal  business  office
-----------------           ----------------------------------------------------

                       (a)  1585 Broadway
                            New  York,  New  York  10036

                       (b)  25 Cabot Square
                            Canary Wharf
                            London E14 4QA
                            England

   Item 2 (c)               Citizenship
-----------------           ----------------------------------------------------

                            Incorporated by reference to
                            Item 4 of the cover page
                            pertaining to each reporting
                            person.

   Item 2 (d)               Title  of  class  of  Securities
-----------------           ----------------------------------------------------

                            Common  Stock

   Item 2 (e)               Cusip  No.
-----------------           ----------------------------------------------------

                            372447102

   Item 3              (a)  Morgan  Stanley, Dean Witter, Discover & Co. is (e)
-----------------           an Investment Adviser registered under section 203
                            of the Investment Advisers Act of 1940.

                       (b) Morgan Stanley Asset Management Limited is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

   Item 4                   Ownership
-----------------           ----------------------------------------------------

                            Incorporated by reference to Items (5) - (9) and
                            (11) of the cover page pertaining to each reporting person.

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CUSIP No.  372447102                 13G                       Page 5 of 8 Pages
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 Item 5        Ownership  of  5  Percent  or  Less  of  a  Class
 --------      -----------------------------------------------------------------
               Inapplicable

 Item 6        Ownership of More than 5 Percent on Behalf of Another Person
 --------      -----------------------------------------------------------------

               Accounts managed on a discretionary basis by Morgan Stanley Asset Management Limited a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

 Item 7        Identification and Classification of the Subsidiary Which
 --------      -----------------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -----------------------------------------------------------------
               Company
               -----------------------------------------------------------------

               Inapplicable

 Item 8        Identification  and  Classification  of  Members  of  the  Group
 --------      -----------------------------------------------------------------

               Inapplicable

 Item 9        Notice  of  Dissolution  of  Group
 --------      -----------------------------------------------------------------

               Inapplicable

 Item 10       Certification
 --------      -----------------------------------------------------------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No. 372447102                  13G                       Page 6 of 8 Pages
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                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Date :               January 9,  1998

      Signature :          /s/ Peter A. Nadosy
                           --------------------------------------------------------------------

      Name / Title :       Peter  A.  Nadosy  /Director Morgan Stanley Asset Management Limited
                           --------------------------------------------------------------------
                           MORGAN STANLEY ASSET MANAGEMENT LIMITED

      Date :               January 9,  1998

      Signature :          /s/ Bruce Bromberg
                           --------------------------------------------------------------------

      Name / Title :       Bruce Bromberg / Vice President Morgan Stanley & Co. Incorporated
                           --------------------------------------------------------------------
                           MORGAN  STANLEY, DEAN WITTER, DISCOVER & CO.


                             INDEX TO EXHIBITS                                   PAGE
                             -----------------                                   ----

      EXHIBIT 1     Agreement to Make a Joint Filing                               7
      ---------


      EXHIBIT 2     Secretary's Certificate Authorizing Bruce Bromberg             8
      ---------     to Sign on behalf of Morgan Stanley, Dean Witter,
                    Discover & Co.